Exhibit 99.2

FOR IMMEDIATE RELEASE
April 22, 2005

LINCOLN BANCORP ANNOUNCES
RETIREMENT OF ITS PRESIDENT AND CHIEF EXECUTIVE OFFICER

        PLAINFIELD, INDIANA — April 22, 2005 — Lincoln Bancorp (“Lincoln”) (NASDAQ-NM: LNCB), the holding company of Lincoln Bank, headquartered in Plainfield, Indiana, announced today that T. Tim Unger will retire as President and Chief Executive Officer of Lincoln and of Lincoln Bank effective May 1, 2005 and as Chairman of the Board of Lincoln effective June 1, 2005. Unger, who turns 65 in August, will continue to serve as a director of Lincoln and of Lincoln Bank until the annual shareholder meetings of those entities in 2006.

        Jerry R. Engle, currently Vice Chairman of Lincoln and Executive Vice President and Chief Operating Officer of Lincoln Bank, will succeed Mr. Unger as Chairman, President and Chief Executive Officer of Lincoln and as President and Chief Executive Officer of Lincoln Bank.

    Mr. Unger began his banking career in 1966 as a management trainee for the Clinton County Bank of Frankfort. He joined Lincoln Bank in 1995 after serving as President and Chief Executive Officer of Summit Bank of Clinton County in Frankfort, Indiana for seven years. He has been actively involved in the Indiana Bankers Association for years, serving as its Chairman from 2004-2005. He is past President of the Hendricks County Economic Development Partnership, of the Plainfield Chamber of Commerce and of the Plainfield Rotary.

        Jerry R. Holifield, the Chairman of the Board of Directors of Lincoln Bank, said “Tim Unger has served Lincoln Bancorp and its bank subsidiary faithfully for over ten years. He led us through our stock conversion and our acquisitions of Citizens Savings Bank of Frankfort and First Bank of Greenwood, Indiana. Under Tim’s leadership, the company has grown from $316 million in assets to its present size of $809 million. Its branch network has expanded from 4 to 17 locations, and the number of the company’s employees has risen from 58 to 232. We will certainly miss Tim’s professionalism and experience but wish him the best in his retirement and future endeavors.”

        Jerry Engle assumed leadership of First Bank in 1999 when it had assets of approximately $42 million. Under his leadership, First Bank grew its assets to $202 million. At the time Lincoln merged with First Bank in August, 2004, it announced that Mr. Engle would likely be named President and Chief Executive Officer of the Bank upon Mr. Unger’s retirement in 2005.

    Mr. Holifield stated “Jerry Engle has proven leadership capability and banking expertise and will bring a strong, aggressive managerial style to the Bank.”

    Mr. Engle said “It is an honor to follow Tim as President and Chief Executive Officer of Lincoln Bancorp and Lincoln Bank. He has been a great leader and on behalf of our shareholders, employees, and customers, I congratulate him on a job well done.”

        Pursuant to Mr. Unger’s employment agreement with Lincoln Bank, he will continue to be paid his compensation and benefits through the end of this year.

        Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.

        Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. Lincoln Bancorp intends such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1955, and is including this statement for purposes of invoking these safe harbor provisions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the company’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

For Additional Information, contact:

T. Tim Unger, President and CEO
Lincoln Bancorp
317 837-5041

Jerry R. Engle, Vice Chairman
Lincoln Bancorp
317 882-4790

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